EXHIBIT 10.21

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) is made as of May 3, 2006 (the “Effective Date”) between CNS, Inc., a Delaware corporation (“CNS”), and Dan Cohen (“Employee”) and amends and restates the Executive Employment Agreement dated February 12, 1999, as amended June 29, 2001, June 29, 2003, June 30, 2004 and June 7, 2005 between CNS and Employee.

WHEREAS, CNS considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of CNS and its shareholders; and

WHEREAS, Employee has made and is expected to continue to make, due to his experience and knowledge, a significant contribution to the profitability, growth and financial strength of CNS; and

WHEREAS, it is in the best interests of CNS to receive certain assurances from Employee regarding CNS’s confidentiality, competition and other proprietary business concerns;

THEREFORE, in consideration of the foregoing and of this Agreement, continued employment and other benefits hereunder, as well as other mutual covenants and obligations hereinafter set forth, CNS and Employee agree as follows:

1.            Employment. Employee’s sole duties and responsibilities will be that of Chairman of the Board of Directors of CNS, Inc., a part-time, regular position with the Company. As such, Employee will perform the duties of Board Chairman and director, which shall include chairing Board meetings and interacting with the Chief Executive Officer as appropriate. Employee agrees to make himself available to assist the CEO and CFO, as requested, in reviewing new products and negotiating licensing contracts with inventors. Employee will also provide other expertise and assistance, as requested by the CEO or other members of the Management Team. The Company will provide Employee home office support and will make an office available to Employee at CNS.

2.            Term. The Company agrees to retain Employee as an employee of the Company under the terms of this Agreement until June 30, 2007, at which time, unless the Agreement is extended by mutual agreement of the parties, the Agreement shall terminate, except with respect to the provisions of Sections 6, 7, 8, 9, 10 and 11 of the Agreement, which shall survive. Effective June 30, 2007, Employee will cease to be an employee of the Company, and Employee’s salary, perquisites and any other welfare and fringe benefits provided to him as an employee shall thereupon cease. Employee shall not be entitled to any salary continuation, severance or similar payment from the Company under the Agreement or any policy or practice of the Company because of such termination on June 30, 2007.

3.            Compensation. As full compensation during the term of employment for services as Chairman, the Company will pay Employee a base salary at a rate of One Hundred Thousand Dollars ($100,000) per annum, payable in semi-monthly installments, subject to tax withholding to the extent required by law. Employee will not accrue paid time off during the term of employment, but shall be entitled to take time off as required without any change in base salary.

4.            Benefits. Employee shall be entitled to such insurance, 401(k) program and other benefits available to all part-time salaried employees of CNS, subject to any limitations on such benefits to officers, directors or highly paid employees in order that such benefit programs qualify under federal or state law for favored tax or other treatment. Such benefit programs may be changed from time to time by the Company. Employee shall also be entitled to reimbursement of his reasonable and necessary expenses incurred in connection with the performance of his duties hereunder. The Company shall also pay or reimburse Employee for the reasonable and necessary costs associated with a home office maintained by the Employee, provided that the Employee provides reasonable proof of such expenses in accordance with general Company policies.

5.            Termination by Employee. Employee may resign his employment with CNS effective upon 30 days’ advance written notice to the Chief Executive Officer. If Employee resigns under this paragraph, the Chief Executive Officer retains the right to terminate his employment, effective upon written notice to Employee, at any time during the 30-day notice period; provided, however, that base salary and the employer portion of his health insurance premiums will continue to be paid by CNS for the duration of the 30-day notice period.

6.            Confidential Information. All knowledge and information not already available to the public which Employee may acquire or has acquired with respect to product development, improvements, modifications, discoveries, designs, methods, systems, computer software, programs, codes and documentation, research, designs, formulas, instructions, methods, inventions, trade secrets, services or other private or confidential matters of CNS (such as those concerning sales, costs, profits, organizations, customer lists, pricing methods, etc.), or of any third party which CNS is obligated to keep confidential, shall be regarded by Employee as strictly confidential and shall not be used by Employee directly or indirectly or disclosed to any persons, corporations or firms. All of the foregoing knowledge and information are collectively termed “Confidential Information” herein. Employee’s obligations under this paragraph will not apply to any information which (a) is or becomes known to the general public under circumstances involving no breach by Employee of the terms of this paragraph; (b) is generally disclosed to third parties by CNS as a continuing practice without restriction on such third parties; (c) is approved for release by written authorization of CNS’s Board; or (d) Employee is obligated by law to disclose.

7.            Disclosure and Transfer of Product Developments, etc.

a.

Employee will make full and prompt disclosure to CNS of all product developments, improvements, modifications, discoveries, computer software, programs, codes and documentation, research, designs, formulas, configurations, instructions, methods and inventions (all of which are collectively termed “Developments” herein), whether patentable or not, made, discovered, conceived or first reduced to practice by Employee or under his direction during his employment, alone or with others, whether or not made or conceived during normal working hours or on the premises of CNS which relate in any material way to the business or to research or development work of CNS. Employee confirms by his acceptance of this Agreement that CNS owns and shall own all of the Developments.

b.

Employee also agrees on behalf of himself and his heirs and legal representatives that he will promptly communicate, disclose and transfer to CNS, free of encumbrances and restrictions, all of his right, title and interest in the Developments covered by subparagraph 7.a. and any patents or patent applications covering such Developments and to execute and deliver such assignments, patents and applications, and any other documents as CNS may direct, and to cooperate fully with CNS to enable it to secure any patents or otherwise protect such Developments in any and all countries. Employee shall assign to CNS any and all copyrights and reproduction rights to all material prepared by Employee in connection with his employment.

c.

Notwithstanding subparagraphs 7.a. and b., however, this paragraph 7 shall not apply to Developments for which no equipment, supplies, facility or trade secret information of CNS was used and which was developed entirely on the Employee’s own time, and (1) which do not relate (a) directly to the business of CNS, or (b) to CNS’s actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by Employee for CNS.

This will confirm that Employee’s obligations to CNS under paragraphs 6, 7 and 8 will continue after the termination of Employee’s employment.

8.            Non-Competition. During the term of Employee’s employment by CNS and for twelve (12) months thereafter, Employee shall not directly or indirectly engage in, enter into or participate in the business of CNS or in any business or commercial activity which does or is reasonably likely to compete with or adversely affect the Business or products of CNS, either as an individual for Employee’s own account, as a partner or a joint venturer, or as an officer, director, consultant or holder of more than five percent (5%) of the entity interest in, any other person, firm, partnership or corporation, or an employee, agent or salesman for any person. In addition, during such period Employee shall not: avail himself of any advantages or acquaintances he has made with any person who has, within the twelve (12) month period ended on the date of termination of his employment, been a customer of CNS or its affiliates, and which would, directly or indirectly, materially divert business from or materially and adversely affect the Business of CNS; interfere with the contractual relations between CNS and any of its employees; or employ or cause to be employed in any capacity or retain or cause to be retained as a consultant any person who was employed in any capacity by CNS during the twelve (12) month period ended on the date of termination of Employee’s employment.

For purposes of this Agreement, the “Business of CNS” or “Business” means and includes the business of the manufacture, production, sale, marketing and distribution of the Breathe Right strip and any other products currently offered or currently under development by CNS or offered or currently under development by CNS during one (1) year prior to the date of termination of Employee’s employment.

Inasmuch as the activities of CNS are conducted on an international basis, the restrictions of this paragraph 8 shall apply throughout the United States, Canada, Japan, Europe and Mexico.

9.            Non-Solicitation. During the term of Employee’s employment by CNS and for twelve (12) months thereafter, Employee shall not directly or indirectly solicit any current or prospective CNS customer, broker, vendor or distributor for the purpose of providing products or services for or on behalf of said customer, broker, vendor or distributor which are competitive with the products or services being provided by CNS, which are in the development stages of being competitive with the products or services being provided by CNS, or which would in any way cause said customer, broker, vendor or distributor to discontinue or reduce its business relationship with CNS. Current CNS customers, brokers, vendors or distributors include those customer, brokers, vendors or distributors with whom CNS has had a business relationship at any time within one year immediately preceding Employee’s termination date. Prospective CNS customers, brokers, vendors and distributors include those with whom (a) a CNS representative has been in direct personal contact; and (b) CNS has a reasonable opportunity of entering into a business relationship within six months following Employee’s termination date. Employee also agrees that during his employment in the one-year period following his employment, he will not directly or indirectly solicit any CNS employees to terminate his or her employment with CNS. This Employee non-solicitation obligation applies to Employees of CNS during Employee’s employment and as of his termination date.

10.          Remedies. Employee acknowledges that the restrictions set forth in paragraphs 6, 7, 8 and 9 hereof are reasonably necessary to protect legitimate business interests of CNS. It is understood that if Employee violates his obligations under any of these paragraphs, CNS would suffer irreparable harm for which a recovery of money damages would be an incomplete and inadequate remedy. It is therefore agreed that CNS, in addition to any remedies at law, shall be entitled, as a matter of right, in any court of competent jurisdiction, to a mandatory injunction restraining Employee pending litigation, as well as upon final determination thereof, from violating this Agreement. In addition, CNS will discontinue payment to Employee of any salary, benefits or bonus which he may be entitled to receive or is receiving under paragraph 5 hereunder, or otherwise in the event of his violation of any of his obligations under this Agreement.

11.          Severability. The parties intend that the covenants and agreements contained herein shall be deemed to be a series of separate covenants and agreements, one for each and every state of the United States and political subdivision outside the United States where the business described is conducted. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in such action, then such unenforceable covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining covenants to be enforced in such proceeding. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

12.          Binding Effect.

a.

CNS will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of CNS to expressly assume and agree to perform this Agreement in the same manner and to the same extent that CNS would be required to perform it if no such succession had taken place, in which case, the term “CNS” as used in this Agreement shall instead refer to CNS’ successor. Failure of CNS to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

b.

This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, successors, heirs, and designated beneficiaries. If Employee should die while any amount would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s designated beneficiaries, or, if there is no such designated beneficiary, to Employee’s estate.

13.          Entire Agreement. From and after the date of this Agreement the terms and provisions of this Agreement constitute the entire agreement between the parties and this Agreement supersedes any previous oral or written communications, representations or agreements with respect to any subject, including the subject matter of compensation, bonus, participation and profit sharing and termination compensation.

14.          Waiver and Interpretation. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the breaching party. No waiver shall be valid unless in writing and signed by the party providing such waiver. If any provision of this Agreement is held by any court to be unenforceable, then such provision shall be deemed to be eliminated from the Agreement to permit enforceability of the remaining provisions. If any provision is held to be overbroad, such provision shall be amended to narrow its application to the extent necessary for enforceability.

15.          Applicable Law. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of Minnesota. The parties consent to the personal jurisdiction of the State of Minnesota, waive any argument that such a forum is not convenient, and agree that any litigation relating to this Agreement shall be venued in Minneapolis, Minnesota.

16.          Tax Withholding. CNS may withhold from any payment of benefits under this Agreement (and forward to the appropriate taxing authority) any taxes required to be withheld under applicable law.

17.          Notice. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of Employee, or to its principal office in the case of CNS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

CNS, INC.
By:	/s/ Marti Morfitt

Its:	President and Chief Executive Officer

EMPLOYEE
By:	/s/ Dan Cohen
Dan Cohen